                                                                    Exhibit 99.1

                                  EXCITE, INC.

            INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
AUDITED FINANCIAL STATEMENTS
Report of Ernst & Young LLP, Independent Auditors...........   F-2
Not used....................................................   F-3
Supplemental Consolidated Balance Sheets as of December 31,
  1996 and 1997.............................................   F-4
Supplemental Consolidated Statements of Operations for the
  years ended December 31, 1995, 1996 and 1997..............   F-5
Supplemental Consolidated Statements of Shareholders' Equity
  (Net Capital Deficiency) for the years ended December 31,
  1995, 1996 and 1997.......................................   F-6
Supplemental Consolidated Statements of Cash Flows for the
  years ended December 31, 1995, 1996 and 1997..............   F-7
Notes to Supplemental Consolidated Financial Statements.....   F-8
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................   F-26

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors and Shareholders
Excite, Inc.

We have audited the supplemental consolidated balance sheets of Excite,Inc. (formed as a result of the consolidation of Excite Inc. and MatchLogic, Inc.) as of December 31, 1996 and 1997 and the related supplemental consolidated statements of operations, shareholders' equity (net capital deficiency) and cash flows for each of the three years in the period ended December 31, 1997. The supplemental consolidated financial statements give retroactive effect to the merger of Excite Inc. and MatchLogic, Inc. on February 2, 1998, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental consolidated financial statements are the responsibility of the management of Excite, Inc. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. In August 1996, the Company merged with The McKinley Group, Inc. in a transaction that was accounted for as a pooling of interests. We did not audit the financial statements of The McKinley Group, Inc. for the year ended December 31, 1995, which statements reflect net losses constituting approximately 49% of the related consolidated financial statement totals for the year ended December 31, 1995. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for The McKinley Group, Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Excite, Inc. at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, after giving retroactive effect to the merger of MatchLogic, Inc. as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.


Palo Alto, California
January 22, 1998
except for Note 14, as to which the date is February 2, 1998

                      This page intentionally left blank.

                                  EXCITE, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1997
                                                              --------   --------
                                                                (IN THOUSANDS)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $  3,971   $ 15,366
  Short-term investments....................................    16,863     16,398
  Restricted investments....................................     1,496        302
  Accounts receivable, net..................................     3,340     20,907
  Prepaid expenses and other current assets.................     1,070      2,149
                                                              --------   --------
          Total current assets..............................    26,740     55,122
Property and equipment, net.................................     8,194     15,143
Intangible assets, net......................................    11,841      1,771
Other assets................................................       923      4,657
                                                              --------   --------
                                                              $ 47,698   $ 76,693
                                                              ========   ========
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Borrowings under bank line of credit and other notes
     payable................................................  $  1,200   $  6,100
  Accounts payable..........................................     6,699      5,717
  Capital lease obligations, current portion................     2,325      3,178
  Non-lease financing, current portion......................        --      1,176
  Related party liabilities.................................        --      1,575
  Other accrued liabilities.................................     8,392     14,406
                                                              --------   --------
          Total current liabilities.........................    18,616     32,152
Capital lease obligations...................................     3,985      3,076
Non-lease financing.........................................        --      1,613
Convertible note............................................        --      5,000
Commitments and contingencies
Shareholders' equity:
  Convertible preferred stock issuable, no par value
     Authorized -- 4,000 shares issuable in series
     Issuable at December 31, 1996 -- 1,950 shares;
     Issued and outstanding at December 31, 1997 -- 2,291
      shares,
       issuable -- 325 shares for unexercised warrant.......    15,816      9,518
  Common stock, no par value
     Authorized -- 50,000 shares
     Issued and outstanding -- 12,108 and 19,446 shares at
      December 31, 1996 and 1997, respectively..............    59,999    122,913
  Deferred compensation.....................................      (388)    (1,440)
  Unrealized gain (loss) on available-for-sale securities...      (128)        15
  Accumulated deficit.......................................   (50,202)   (96,154)
                                                              --------   --------
          Total shareholders' equity........................    25,097     34,852
                                                              --------   --------
                                                              $ 47,698   $ 76,693
                                                              ========   ========

   See accompanying notes to supplemental consolidated financial statements.

                                  EXCITE, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEARS ENDED DECEMBER 31,
                                                              -------------------------------------
                                                                1995          1996          1997
                                                              ---------    ----------    ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Advertising revenues......................................   $   145      $ 14,030      $ 52,049
  Contract and other revenues...............................       808           727         2,065
                                                               -------      --------      --------
          Total revenues....................................       953        14,757        54,114
Cost of revenues:
  Hosting costs.............................................        65         3,296         8,586
  Royalties and other cost of revenues......................       163           667         4,235
  Amortization of purchased technology......................        --           186         8,214
                                                               -------      --------      --------
          Total cost of revenues............................       228         4,149        21,035
                                                               -------      --------      --------
Gross profit................................................       725        10,608        33,079
Operating expenses:
  Research and development..................................     2,810         8,030        16,694
  Sales and marketing.......................................     1,648        21,103        32,009
  Distribution license fees and data acquisition costs......        --        11,878         9,365
  General and administrative................................     2,326         7,081         9,477
  Charge for purchased in-process technology................       331         3,500         2,346
  Other merger and acquisition related costs, including
     amortization of goodwill and other purchased
     intangibles............................................        --         3,134         3,989
                                                               -------      --------      --------
          Total operating expenses..........................     7,115        54,726        73,880
                                                               -------      --------      --------
Operating loss..............................................    (6,390)      (44,118)      (40,801)
Interest income.............................................         5         1,410         1,303
Interest expense and other..................................       (50)         (409)       (1,417)
Equity share of losses of affiliated company................        --            --          (477)
                                                               -------      --------      --------
Net loss....................................................   $(6,435)     $(43,117)     $(41,392)
                                                               =======      ========      ========
Basic and diluted net loss per share........................   $ (6.15)     $  (4.75)     $  (2.94)
                                                               =======      ========      ========
Shares used in computing net loss per share.................     1,046         9,076        14,077
                                                               =======      ========      ========

   See accompanying notes to supplemental consolidated financial statements.

                                  EXCITE, INC.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            (NET CAPITAL DEFICIENCY)

                                                                                               OTHER
                                     PREFERRED STOCK      COMMON STOCK                     COMPREHENSIVE
                                    -----------------   -----------------     DEFERRED        INCOME       ACCUMULATED
                                    SHARES    AMOUNT    SHARES    AMOUNT    COMPENSATION      (LOSS)         DEFICIT      TOTAL
                                    ------   --------   ------   --------   ------------   -------------   -----------   --------
                                                                           (IN THOUSANDS)
Balance at December 31, 1994......      --   $     --    1,290   $    108     $    --          $  --        $   (650)    $   (542)
                                                                                                                         --------
  Net loss........................      --         --       --         --          --             --          (6,435)      (6,435)
  Unrealized gain on
    available-for-sale
    investments...................      --         --       --         --          --            152              --          152
                                                                                                                         --------
        Comprehensive income
          (loss)..................                                                                                         (6,283)
                                                                                                                         --------
  Issuance of common stock for
    cash..........................      --         --    1,024      1,921          --             --              --        1,921
  Exercise of stock options.......      --         --        1          6          --             --              --            6
  Issuance of common stock for
    equity securities.............      --         --       33        300          --             --              --          300
  Issuance of common stock for
    services......................      --         --        8        196          --             --              --          196
  Note payable conversion.........      --         --       22        275          --             --              --          275
  Issuance of common stock and
    warrant in connection with
    asset purchase agreement......      --         --       70         84          --             --              --           84
  Deferred compensation related to
    stock options, net of
    amortization..................      --         --       --        640        (631)            --              --            9
                                    ------   --------   ------   --------     -------          -----        --------     --------
Balance at December 31, 1995......      --         --    2,448      3,530        (631)           152          (7,085)      (4,034)
                                                                                                                         --------
  Net loss........................      --         --       --         --          --             --         (43,117)     (43,117)
  Unrealized loss on
    available-for-sale
    investments...................      --         --       --         --          --           (280)             --         (280)
                                                                                                                         --------
        Comprehensive income
          (loss)..................                                                                --                      (43,397)
                                                                                                                         --------
  Issuance of common stock for
    cash..........................      --         --      283      1,412          --             --              --        1,412
  Notes payable conversions.......      --         --       87        400          --             --              --          400
  Issuance of warrant in
    connection with distribution
    agreement.....................      --         --       --      1,625          --             --              --        1,625
  Issuance of shares, note payable
    conversion and exercise of
    outstanding warrants in
    connection with the Company's
    IPO, net of issuance costs of
    $3,682........................      --         --    3,651     36,418          --             --              --       36,418
  Conversion of redeemable
    preferred stock in connection
    with the Company's IPO........      --         --    5,324     16,129          --             --              --       16,129
  Exercise of stock options.......      --         --      300        375          --             --              --          375
  Amortization of deferred
    compensation, net of
    cancellations.................      --         --       --          7         243             --              --          250
  Issuance of common and preferred
    stock issuable in connection
    with asset purchase
    agreements....................   1,950     15,816       15        103          --             --              --       15,919
                                    ------   --------   ------   --------     -------          -----        --------     --------
Balance at December 31, 1996......   1,950     15,816   12,108     59,999        (388)          (128)        (50,202)      25,097
                                                                                                                         --------
  Net loss........................      --         --       --         --          --             --         (41,392)     (41,392)
  Unrealized gain on
    available-for-sale
    investments...................      --         --       --         --          --            143              --          143
                                                                                                                         --------
        Comprehensive income
          (loss)..................                                                                                        (41,249)
                                                                                                                         --------
  Issuance of common stock for
    cash, net of issuance costs of
    $800..........................      --         --    2,900     38,350          --             --              --       38,350
  Conversion of common stock
    warrant to preferred stock
    warrant.......................      --      1,625       --     (1,625)         --             --              --           --
  Exercise of outstanding
    warrants......................     229         --       43         --          --             --              --           --
  Issuance of common stock under
    employee plans................      --         --      592      2,319          --                                       2,319
  Compensation expense from
    accelerated deferred
    compensation charges and stock
    option vesting................      --         --       --      1,658          --             --              --        1,658
  Deferred compensation related to
    stock options, net of
    amortization and
    cancellations.................      --         --       --      1,407      (1,052)            --              --          355
  Acquisition of Netbot, Inc.:
      Issuance of common stock....      --         --      854      3,731          --             --              --        3,731
      Accumulated deficit.........      --         --       --         --          --             --          (4,560)      (4,560)
  Issuance of preferred stock by
    acquired company for cash, net
    of issuance costs of $115.....   1,772      6,385       --         --          --             --              --        6,385
  Other equity transactions of
    acquired company..............     519      2,320      770        446          --             --              --        2,766
  Conversion of preferred stock to
    common stock..................  (2,179)   (16,628)   2,179     16,628          --             --              --           --
                                    ------   --------   ------   --------     -------          -----        --------     --------
Balance at December 31, 1997......   2,291   $  9,518   19,446   $122,913     $(1,440)         $  15        $(96,154)    $ 34,852
                                    ======   ========   ======   ========     =======          =====        ========     ========

   See accompanying notes to supplemental consolidated financial statements.

                                  EXCITE, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                               1995        1996        1997
                                                              -------    --------    --------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................  $(6,435)   $(43,117)   $(41,392)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Amortization of deferred compensation...................        9         243         355
    Compensation expense from accelerated deferred
      compensation charges and stock option vesting.........       --          --       1,658
    Issuance of warrants....................................       --       1,625          55
    Equity securities issued for services...................      196          --          --
    Depreciation............................................      140       2,189       6,360
    Amortization of intangible assets.......................       19         954      10,670
    Charge for purchased in-process technology..............      331       3,500       2,346
    Loss on disposal of property and equipment..............       --          96          --
    Provision for loan impairment...........................       --         629          --
    Changes in assets and liabilities:
      Accounts receivable...................................     (335)     (2,957)    (17,567)
      Prepaid expenses and other current assets.............     (168)       (863)     (1,001)
      Other assets..........................................      (36)       (873)     (3,726)
      Accounts payable......................................    1,021       5,515      (1,378)
      Accrued compensation..................................      384         425       4,492
      Related party liabilities.............................       --          --       1,575
      Other accrued liabilities.............................      222       6,512       2,092
                                                              -------    --------    --------
         Net cash used in operating activities..............   (4,652)    (26,122)    (35,461)
                                                              -------    --------    --------
Cash flows from investing activities:
  Purchases of property and equipment.......................     (811)       (892)     (6,925)
  Purchases of investments..................................     (358)    (49,765)    (47,433)
  Sales and maturities of investments.......................       --      31,936      49,235
  Notes and advances to Novo MediaGroup, Inc................       --        (629)         --
  Payments for acquisitions, net of cash received...........     (150)         --        (598)
                                                              -------    --------    --------
         Net cash used in investing activities..............   (1,319)    (19,350)     (5,721)
                                                              -------    --------    --------
Cash flows from financing activities:
  Payments on capital lease and other financing
    obligations.............................................      (69)     (1,875)     (3,737)
  Proceeds from bank line of credit and other notes
    payable.................................................    1,277       3,490       6,000
  Proceeds from issuance of convertible note................       --          --       5,000
  Payments on bank line of credit and other notes payable...     (263)     (2,426)     (1,100)
  Proceeds from sale of redeemable convertible preferred
    stock...................................................    3,847      12,282       6,385
  Proceeds from sale of common stock, common stock warrants,
    and exercise of stock options...........................    1,927      37,212      40,029
                                                              -------    --------    --------
         Net cash provided by financing activities..........    6,719      48,683      52,577
                                                              -------    --------    --------
Net increase in cash and cash equivalents...................      748       3,211      11,395
Cash and cash equivalents at beginning of period............       12         760       3,971
                                                              -------    --------    --------
Cash and cash equivalents at end of period..................  $   760    $  3,971    $ 15,366
                                                              =======    ========    ========
Non-cash financing activities:
  Conversion of convertible preferred stock to common
    stock...................................................  $    --    $ 16,129    $ 16,628
  Property and equipment acquired under capital leases and
    other non-lease financing...............................  $   676    $  7,564    $  7,400
  Preferred stock issued by acquired company for ownership
    interest................................................  $    --    $     --    $  1,720
  Conversion of notes payable to common stock...............  $   275    $  1,400    $     --
Supplemental cash flow disclosure:
  Cash paid for interest....................................  $    17    $    379    $  1,050

   See accompanying notes to supplemental consolidated financial statements.

                                  EXCITE, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

     Excite, Inc. ("Excite" or the "Company"), formerly Architext Software, Inc., which was formed in June 1994, is a global media company offering consumers and advertisers comprehensive Internet navigation services with extensive personalization capabilities. The Excite Network consists of the Excite (www.excite.com) and WebCrawler (www.webcrawler.com) brands, which provide a gateway to the World Wide Web (the "Web") that organizes, aggregates and delivers information to meet the needs of individual consumers. Designed to help consumers navigate the Web, the Excite Network contains a suite of specialized information services, organized under numerous topical channels, which combine proprietary search technology, editorial Web reviews, aggregated content from third parties, bulletin boards and chat and personalization capabilities. Localized versions of Excite are available in the United Kingdom, Germany, France, Sweden, Netherlands, Australia and Japan. The Company conducts its business within two industry segments, including the selling of banner and sponsorship advertising on the Excite Network to customers in various industries, and, through the merger with MatchLogic, Inc. ("MatchLogic") (see
Note 14) ad serving and targeting services.

     The Company has incurred operating losses to date and incurred a net loss of approximately $41.4 million for the year ended December 31, 1997. Management believes that available resources will provide sufficient funding to enable the Company to meet its obligations through at least December 31, 1998. If anticipated operating results are not achieved, management has the intent and believes it has the ability to delay or reduce expenditures so as not to require additional financial resources if such resources were not available.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Investments in 50% or less owned companies and joint ventures over which Excite has the ability to exercise significant influence are accounted for using the equity method.

  Foreign Currency

     Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in other expense. Such gains and losses have been insignificant in all years to date. To date the Company has entered into no foreign currency forward exchange contracts or other such derivative instruments.

  Basis of Presentation

     In August 1996, the Company acquired The McKinley Group, Inc. ("McKinley") in a merger transaction accounted for as a pooling of interests (see Note 2). McKinley was incorporated in December 1993. All financial information has been restated to reflect the combined operations of the Company and McKinley. In November 1997, the Company acquired Netbot, Inc. ("Netbot") in a merger transaction accounted for as a pooling of interests (see Note 2). The results of operations and financial position of Netbot, which was incorporated in May 1996, were not significant to the Company's consolidated financial statements in any period, and therefore, amounts prior to the date of acquisition were not combined with the Company's financial statements. In February 1998, the Company acquired MatchLogic in a merger transaction accounted for as a pooling of interests (see Note 14). MatchLogic was incorporated in May 1997. All financial information has been restated to reflect the combined operations of the Company and MatchLogic.

                                  EXCITE, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates, and such differences may be material to the financial statements.

  Cash, Cash Equivalents and Short-Term Investments

     The Company considers investments in highly liquid instruments purchased with an original maturity of 90 days or less to be cash equivalents. All of the Company's cash equivalents and short-term investments, consisting principally of commercial paper and government securities, are classified as available-for-sale as of the balance sheet date. These securities are recorded at fair market value. Unrealized gains and losses on these investments are included in shareholders' equity. The cost of securities sold is based on specific identification. There were no material gross realized gains or losses from sales of securities in the periods presented. The fair value of investments is based on quoted market prices at December 31, 1996 and 1997. The fair value of investments presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. All available-for-sale investments generally mature in one year or less.

                                               DECEMBER 31, 1996                       DECEMBER 31, 1997
                                     --------------------------------------   ------------------------------------
                                                     GROSS                                   GROSS
                                     HISTORICAL    UNREALIZED                 HISTORICAL   UNREALIZED
                                        COST      GAIN/(LOSS)    FAIR VALUE      COST         GAIN      FAIR VALUE
                                     ----------   ------------   ----------   ----------   ----------   ----------
                                                                    (IN THOUSANDS)
Cash and cash equivalents:
  Cash.............................   $   758        $   --       $   758      $ 5,288        $ --       $ 5,288
  Commercial paper.................        --            --            --        1,957           1         1,958
  U.S. Government securities.......     1,604            --         1,604        8,057           1         8,058
  Money market funds...............     1,609            --         1,609           62          --            62
                                      -------        ------       -------      -------        ----       -------
                                      $ 3,971        $   --       $ 3,971      $15,364        $  2       $15,366
                                      =======        ======       =======      =======        ====       =======
Short-term investments:
  Commercial paper.................   $ 3,882        $    3       $ 3,885      $ 7,780        $ 11       $ 7,791
  Corporate notes..................       770            --           770           --          --            --
  U.S. Government securities.......    12,203             5        12,208        8,607          --         8,607
                                      -------        ------       -------      -------        ----       -------
                                      $16,855        $    8       $16,863      $16,387        $ 11       $16,398
                                      =======        ======       =======      =======        ====       =======
Restricted investments:
  Restricted certificate of
     deposit.......................   $ 1,332        $   --       $ 1,332      $    --        $ --       $    --
  Restricted investment in common
     stock.........................       300          (136)          164          300           2           302
                                      -------        ------       -------      -------        ----       -------
                                      $ 1,632        $ (136)      $ 1,496      $   300        $  2       $   302
                                      =======        ======       =======      =======        ====       =======

     The restricted investment in common stock is being held as collateral by a financial institution against the Company's line of credit borrowings (see Note
4).

     The restricted certificate of deposit at December 31, 1996 was being held as collateral by a financial institution against a letter of credit for tenant improvements at the Company's new headquarters.

  Concentration of Credit Risk

     The Company performs ongoing credit evaluations of its customers' financial condition and, generally, does not require collateral on accounts receivable. When required, the Company maintains allowances for

                                  EXCITE, INC.

credit losses and such losses have been within management's expectations. The Company's services are provided to customers in several industries, primarily in North America.

     Provisions for doubtful accounts were $670,000 and $1.4 million for the years ended December 31, 1996 and 1997, respectively. Accounts receivable are stated net of allowances for doubtful accounts of $425,000 and $1.1 million at December 31, 1996 and 1997, respectively. During 1996, the Company advanced amounts under notes and advances receivable to Novo MediaGroup, Inc. ("Novo") in the amount of $629,000, of which $330,000 was evidenced by an 8% promissory note convertible into shares of Novo common stock. Based on management's assessment of the financial uncertainty with regard to Novo's ability to repay the outstanding amounts, an impairment reserve of $629,000 was provided for in 1996.

     Two customers accounted for approximately 26% and 16% respectively, of total revenues in 1995. One customer accounted for approximately 12% of total revenues in 1996. No customers accounted for 10% or more of total revenues in 1997.

  Property and Equipment

     Property and equipment are stated at cost, net of accumulated depreciation and amortization, which includes the amortization of assets recorded under capital leases. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets (generally one to five years.) Equipment purchased under capital leases is amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the lease term. Property and equipment, at cost, consist of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1996     1997
                                                              ------   -------
                                                               (IN THOUSANDS)
Computer equipment and internal use software................  $9,859   $18,168
Furniture and fixtures......................................     667     2,950
Leasehold improvements......................................      60     2,607
                                                              ------   -------
                                                              10,586    23,725
Less accumulated depreciation and amortization..............  (2,392)   (8,582)
                                                              ------   -------
                                                              $8,194   $15,143
                                                              ======   =======

  Intangible Assets

     Intangible assets consist primarily of goodwill, developed technology, distribution rights, trademarks, bookmarks and trade names, and are being amortized generally over periods ranging from four months to three years. These purchased intangibles and goodwill relate to the acquisitions of certain assets from other companies.

                                                                           DECEMBER 31,
                                                              LIFE IN   ------------------
                                                              MONTHS     1996       1997
                                                              -------   -------   --------
                                                                          (IN THOUSANDS)
Trademarks, trade names, goodwill and other.................  24 - 36   $ 2,708   $  2,708
Developed technology........................................    13        8,400      8,400
Operating agreement.........................................    4         1,200      1,200
Distribution agreement......................................    24          500        500
                                                                        -------   --------
                                                                         12,808     12,808
Less accumulated amortization...............................               (967)   (11,037)
                                                                        -------   --------
                                                                        $11,841   $  1,771
                                                                        =======   ========

                                  EXCITE, INC.

  Long-Lived Assets

     In accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standard ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. To date no such impairment has been indicated. Should there be an impairment in the future, the Company will measure the amount of the impairment based on undiscounted expected future cash flows from the impaired assets. The cash flow estimates that will be used will contain management's best estimates, using appropriate and customary assumptions and projections at the time.

  Fair Value of Financial Instruments

     The carrying amount of certain of the Company's financial instruments, including accounts receivable and accrued liabilities, approximate fair value because of their short maturities. Because the interest rates on the Company's notes payable and convertible debt are adjusted periodically to reflect market rates, the fair value of these instruments approximates their carrying amounts. The carrying amount of the Company's capital lease and other equipment financing obligations approximates the fair value of such instruments based upon management's best estimate of interest rates that would be available to the Company for similar debt obligations at December 31, 1997.

  Revenue Recognition

     Advertising revenues are derived principally from short-term advertising contracts in which the Company guarantees a minimum number of impressions (a view of an advertisement by a consumer) for a fixed fee. The Company has recently entered into a number of longer-term advertising and commerce sponsorship agreements. These agreements generally involve more integration with Excite services and provide for more varied sources of revenue to Excite over the term of the agreements, which average between 2 to 3 years. Under these agreements, Excite earns fees for initial programming, initiation of service and access to the Excite Network, and for generating impressions which in some instances are guaranteed. These revenues, as well as contract and other revenues, are generally recognized ratably over the term of the agreements, provided that the Company does not have any significant remaining obligations and collection of the resulting receivable is probable. To the extent that impression deliveries are falling short of the guarantees, the Company defers recognition of the corresponding revenues. The terms of a number of these agreements provide that revenues from advertising and electronic commerce transactions are to be shared between the advertiser and Excite as realized.

  Advertising

     Costs related to advertising are expensed as incurred. Advertising expense was approximately $144,000, $10.4 million and $7.1 million for the years ended December 31, 1995, 1996 and 1997, respectively. The Company has not incurred significant direct response advertising costs to date.

  Per Share Amounts

     In 1997, the FASB issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effect of options, warrants, convertible securities and unvested securities issued subject to repurchase. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been restated to conform to the Statement 128 requirements. The Company has excluded all convertible debt, convertible preferred stock, warrants and employee stock options from the computation of

                                  EXCITE, INC.

basic and diluted earnings per share because all such securities are anti-dilutive for all periods presented. See Notes 6, 7, and 8 for further information on these securities. In February 1998, all of the outstanding shares of Preferred Stock at December 31, 1997 converted into an equivalent number of shares of Common Stock as part of the merger with MatchLogic (see Note 14). The following table sets forth the computation of basic and diluted earnings per share:

                                                                    YEARS ENDED DECEMBER 31,
                                                              -------------------------------------
                                                                1995          1996          1997
                                                              ---------    ----------    ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss....................................................   $(6,435)     $(43,117)     $(41,392)
                                                               =======      ========      ========
  Weighted average shares outstanding.......................     1,664         9,686        14,644
  Weighted average common shares issued subject to
     repurchase agreements..................................      (618)         (610)         (567)
                                                               -------      --------      --------
Shares used to compute basic and diluted net loss per
  share.....................................................     1,046         9,076        14,077
                                                               =======      ========      ========
Basic and diluted net loss per share........................   $ (6.15)     $  (4.75)     $  (2.94)
                                                               =======      ========      ========

  Reclassifications

     Certain previously reported amounts have been reclassified to conform to the current presentation format.

  Recent Accounting Pronouncements

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of income and its components (revenue, expenses, gains, and losses) in a full set of general-purpose financial statements. The Company adopted SFAS No. 130 as of December 31, 1997 and has presented comprehensive income for all periods presented in the Statement of Shareholders' Equity.

     In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which changes the way public companies report information about operating segments. SFAS No. 131, which is based on the management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenue. The Company adopted SFAS No. 131 as of December 31, 1997. Previously reported information has been restated to reflect the addition of an operating segment resulting from the merger with MatchLogic. See Notes 10 and 14.

2. BUSINESS COMBINATIONS AND PURCHASED PRODUCT RIGHTS

     During the three years ended December 31, 1997, Excite completed the following acquisitions:

                                                               SHARES OF       SHARES OF EXCITE      SHARES OF
                                                  CASH AND       EXCITE      SERIES E CONVERTIBLE   OPTIONS AND
                                                 PROMISSORY      COMMON        PREFERRED STOCK       WARRANTS
COMPANY OR TECHNOLOGY ACQUIRED   DATE ACQUIRED   NOTE PAID    STOCK ISSUED          ISSUED            ASSUMED
-------------------------------  -------------   ----------   ------------   --------------------   -----------
Netbot, Inc. ("Netbot")........  November 1997                  854,000                               211,053
America Online, Inc.'s ("AOL")
  WebCrawler search and
  directory technology (the
  "WebCrawler Assets").........  November 1996                                    1,950,000
The McKinley Group, Inc.
  ("McKinley").................  August 1996                    850,000                                13,742
City.Net Express
  ("City.Net").................  November 1995    $450,000       70,000

                                  EXCITE, INC.

     In connection with the acquisition of Netbot, a private company and developer of advanced search technology utilized for electronic commerce, the Company incurred approximately $1.5 million in merger related expenses, including $1.3 million for accelerated deferred compensation charges and $217,000 in professional fees and other expenses. The acquisition was accounted for as a pooling of interests. Because the results of operations and financial position of Netbot were not material to Excite's consolidated financial statements for any periods, financial information prior to the date of acquisition has not been restated.

     In November 1996, the Company entered into a series of agreements with AOL, a provider of Internet online services, whereby a co-branded version of Excite became the exclusive Internet search and directory service for AOL. Under these agreements, Excite acquired AOL's WebCrawler Assets. The series of agreements were accounted for as the acquisition of rights to developed and in-process technologies and distribution rights. The intangible assets were recorded based on their independently appraised fair values as of December 1, 1996. Of the total purchase price, $3.5 million was allocated to purchased in-process technology and the remaining purchase price of approximately $12.6 million was allocated to trademarks, distribution rights, bookmarks, trade names, goodwill and other. The amount of the purchase price allocated to purchased in-process technology was charged to the Company's operations as of December 1, 1996.

     The Company determined the amounts to be allocated to developed and in-process technology based on whether technological feasibility had been achieved (as defined and utilized by the Company in assessing software capitalization) and whether there was any alternative future use for the technology. Other considerations included the time and cost to complete each project, anticipated gross profit, and associated risks which included the inherent difficulties and uncertainties in completing the project and thereby achieving technological feasibility and risks related to the viability of and potential changes to future target markets. The Company concluded that the in-process technology had no alternative future use after taking into consideration the potential for usage of the technology in different products, resale of the technology and internal usage.

     In connection with the McKinley acquisition, which was accounted for as a pooling of interests, the Company incurred approximately $2.2 million in merger related expenses, including $1.0 million for legal and other professional fees, $901,000 for personnel severance and outplacement expenses and $345,000 for termination of distribution contracts and discontinuation of duplicate operations and facilities.

     Of the total purchase price valued at approximately $534,000 for certain assets of City.Net, $203,000 was allocated to identified intangible assets and $331,000 was allocated to purchased in-process technology which was charged to operations at the time of the acquisition.

3. OTHER ACCRUED LIABILITIES

     Other accrued liabilities consists of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1996     1997
                                                              ------   -------
                                                               (IN THOUSANDS)
Deferred revenues...........................................  $1,784   $ 4,588
Accrued compensation........................................     861     4,794
Accrued distribution license fees...........................   2,300        --
Other accrued liabilities...................................   3,447     5,024
                                                              ------   -------
                                                              $8,392   $14,406
                                                              ======   =======

                                  EXCITE, INC.

4. BORROWINGS UNDER BANK LINE OF CREDIT AND OTHER NOTES PAYABLE

     Borrowings under bank line of credit and other notes payable, all of which are current liabilities, are as follows:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1996     1997
                                                              ------   ------
                                                              (IN THOUSANDS)
Borrowings under bank line of credit........................  $1,100   $6,000
Other notes payable.........................................     100      100
                                                              ------   ------
                                                              $1,200   $6,100
                                                              ======   ======

  Borrowings Under Bank Line of Credit

     In March 1997, the Company entered into a $6.0 million line of credit, which replaced the $1.1 million line of credit outstanding at December 31, 1996. This line of credit, which expires in June 1998, bears interest at rates ranging from the bank's prime rate to prime plus .25% (approximately 8.5% at December 31, 1997) and is secured by substantially all of the Company's assets. This line of credit agreement also contains certain financial covenants, including minimum requirements for tangible net worth, quick ratio and accounts receivable balances, as well as prohibiting the declaration and payment of cash dividends on capital stock. The Company was in compliance with these covenants at December 31, 1997. At December 31, 1997, an investment in common stock with a carrying amount of $302,000 was held by the bank as collateral for borrowings under this line of credit and is not available to the Company. The Company is currently negotiating to extend the term of this line of credit.

     The Company has an additional line of credit with a bank allowing for borrowings of up to $3.0 million. As of December 31, 1997 the Company had no borrowings outstanding against this line. This line is secured by certain assets of the Company, bears interest at the bank's prime rate plus 1%, and expires on December 1, 1998.

5. COMMITMENTS

  Capital Leases

     The Company leases certain computer equipment and office furniture under capital leases. The leases generally provide for the Company to pay taxes, maintenance and insurance. Most of the leases contain purchase options as well as renewal provisions at the end of the initial lease terms, which generally range from 30 to 36 months. At December 31, 1997 the Company had an additional $2.2 million available under a lease line of credit expiring on December 31, 1998. Equipment under capital leases consist of the following:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1996     1997
                                                              ------   ------
                                                              (IN THOUSANDS)
Computer equipment and internal use software................  $7,891   $9,914
Furniture and fixtures......................................     297      785
                                                              ------   ------
                                                               8,188   10,699
Less accumulated depreciation and amortization..............  (1,571)  (5,490)
                                                              ------   ------
                                                              $6,617   $5,209
                                                              ======   ======

                                  EXCITE, INC.

  Other Financing Arrangements

     During 1997, the Company entered into several non-lease equipment financing arrangements. These liabilities are secured by specified computer equipment, internal use software and office furniture of the Company and are payable over 36 months. At December 31, 1997, property and equipment under non-lease financing arrangements totaled $2.5 million, which is net of $401,000 of accumulated depreciation.

  Building Leases

     In 1996 and 1997, the Company entered into leases for new corporate offices located in Redwood City, California. These leases, which have approximately ten year terms, commenced during the second and fourth quarters of 1997. The Company has subleased a portion of this space to a third party under a non-cancelable sublease agreement which will commence in 1998. The Company leases additional space, primarily for sales offices, in various states as well as the United Kingdom. Rent expense under operating leases was approximately $152,000, $722,000 and $2.6 million for the years ended December 31, 1995, 1996 and 1997, respectively.

     Annual minimum commitments under these leases and other financing arrangements are as follows:

                                                           CAPITAL     OTHER     OPERATING   SUBLEASE
                                                           LEASES    FINANCING    LEASES       RENT
                                                           -------   ---------   ---------   --------
                                                                         (IN THOUSANDS)
YEARS ENDING DECEMBER 31,
     1998................................................  $ 3,677    $ 1,378     $ 2,779    $  (856)
     1999................................................    2,165      1,162       2,519       (478)
     2000................................................    1,170        582       2,433         --
     2001................................................       --         --       2,501         --
     2002................................................       --         --       2,463         --
     Thereafter..........................................       --         --      10,272         --
                                                           -------    -------     -------    -------
Total minimum payments required..........................    7,012      3,122     $22,967    $(1,334)
                                                                                  =======    =======
Less amounts representing interest.......................     (758)      (333)
                                                           -------    -------
Present value of future lease payments...................    6,254      2,789
Less current portion.....................................   (3,178)    (1,176)
                                                           -------    -------
                                                           $ 3,076    $ 1,613
                                                           =======    =======

6. CONVERTIBLE NOTE

     In 1997, the Company entered into a convertible promissory note with Itochu Corporation ("Itochu") (see also Note 11) in the principal amount of $5.0 million. The note bears interest at the London Interbank Offered Rate plus 1% (approximately 6.9% at December 31, 1997), is payable in United States dollars, and matures on October 17, 2002, although earlier payment is permitted. The entire unpaid principle amount at the maturity date (or earlier in the event the Company elects to prepay the note) is convertible, in whole but not in part, at the option of the holder, into fully paid shares of Excite Common Stock at a conversion price equal to the average closing price of the shares for the 30 trading day period ending on the date of conversion.

7. SHAREHOLDERS' EQUITY

  Convertible Preferred Stock

     Of the 4,000,000 authorized shares of Convertible Preferred Stock (no par value), 3,280,000 shares were designated as Series E in association with the acquisition of certain assets from AOL in December 1996.

                                  EXCITE, INC.

1,950,000 of the Series E shares were issuable to AOL at December 31, 1996, and all of the Series E shares were issued and converted into Common Stock during 1997. The remaining 720,000 shares of Convertible Preferred Stock authorized remained undesignated at December 31, 1997.

     The Company also had 2,291,457 shares of Convertible Preferred Stock outstanding at December 31, 1997 related to equity transactions of MatchLogic (see Note 14) prior to its merger with Excite. These shares were converted into an equivalent number of shares of Excite Common Stock upon the closing of the merger in February 1998.

   Common Stock

     In April 1996, the Company completed its initial public offering and issued 2,300,000 shares of its Common Stock at a price of $17.00 per share. The Company received approximately $35.4 million in cash, net of underwriting discounts, commissions and other offering costs. Simultaneously with the closing of the initial public offering, each outstanding share of Redeemable Convertible Preferred Stock was automatically converted into two shares of Common Stock, outstanding warrants were exercised (on a net exercise basis) at an exercise price of $17.00 per share, resulting in the issuance of 1,191,176 shares of Common Stock, and $1.0 million principal amount of notes payable was converted into 160,000 shares of Common Stock.

     On March 3, 1997 the Company filed a registration statement on Form S-1 with the United States Securities and Exchange Commission with respect to the sale of shares of the Company's Common Stock. The Company sold all of the 2,900,000 shares of the Company's Common Stock offered to Intuit Inc. ("Intuit") on June 26, 1997 at a price of $13.50 per share (see also Note 11). Proceeds to the Company from this offering were approximately $38.4 million net of offering costs.

     Intuit was also granted a right of first refusal to participate in certain future issuances of the Company's securities in order to prevent dilution of Intuit's percentage ownership, as well as registration rights with respect to the shares originally purchased, and any shares that might be purchased pursuant to the right of first refusal. The agreements also place certain conditions on Intuit's ability to dispose of its shares of, or acquire additional shares of, the Company's Common Stock.

     At December 31, 1997, 2,549,680 shares of Common Stock issued by the Company were subject to stock repurchase agreements whereby the Company has the option to repurchase the unvested shares upon termination of employment for any reason, with or without cause, at the original price paid for the shares. Generally the stock vests 30% immediately with the remaining 70% vesting ratably over 48 months from the date of issuance. At December 31, 1997, 566,552 shares of Common Stock were subject to repurchase at the option of the Company at the original exercise price ranging from $0.00045 to $0.436.

   Warrants

     During 1995, the Company issued warrants to purchase 30,000 shares of Series A and 16,000 shares of Series B Redeemable Convertible Preferred Stock at exercise prices of $0.67 and $1.25 per share, respectively, in connection with an equipment lease agreement. These warrants converted into warrants to purchase Common Stock upon the Company's initial public offering in April 1996. In January 1997, the holder of these warrants elected to exercise the warrants and receive a lesser number of shares in exchange for a reduction in the exercise price resulting in the issuance of 43,466 shares of Common Stock.

     During 1995, the Company issued warrants to purchase 1,200,000 shares of Common Stock at an exercise price of $0.125 per share in connection with the sale of Series B Redeemable Convertible Preferred Stock. These warrants were exercised in April 1996 in connection with the Company's initial public offering. Also during 1995, the Company issued warrants to purchase 36,000 and 28,540 shares of Common Stock at exercise prices of $0.67 and $1.25 per share, respectively, in connection with an employment offer. These warrants were exercised in 1996.

                                  EXCITE, INC.

     During 1995, the Company issued warrants to purchase 2,356 shares of Common Stock at an exercise price of $32.66 per share in connection with obtaining a working capital line of credit from a bank (see Note 4). These warrants expire in September 2001.

     In February 1996, the Company issued warrants to purchase 7,095 shares of Common Stock at an exercise price of $101.27 per share in connection with a consulting services agreement. These warrants fully vest on January 31, 1997 and expire on January 31, 1999.

     In March 1996, the Company entered into an agreement with AOL whereby, in return for certain distribution rights, the Company issued a warrant to purchase 650,000 shares of Common Stock at an exercise price of $8.00 per share. The warrant expires in March 2001. The value of the warrant was established through an independent appraisal. A charge to operations of $1.6 million for the fair value of the warrant was recorded at the time of issuance. Upon the closing of the acquisition of the WebCrawler Assets, this warrant was converted into a warrant to purchase an equivalent number of shares of Series E-3 Convertible Preferred Stock at the same exercise price per share. The value attributed to the amendment of the warrant terms from Common Stock to Series E-3 Convertible Preferred Stock was minimal, as the expiration date of the warrant was also amended such that 325,000 shares exercisable under this warrant would expire, if unexercised, on September 30, 1997, instead of in March 2001. In September 1997, 325,000 shares were exercised under this warrant with the holder electing to receive a lesser number of shares in exchange for a reduction in the exercise price, resulting in the issuance of 229,271 shares of Series E-3 Convertible Preferred stock, which were converted into Common Stock in December 1997.

     In November 1997, as part of the acquisition of Netbot, the Company assumed warrants under which the holder can purchase 2,087 shares of Excite Common Stock at an exercise price of approximately $11.49 per share in connection with an equipment lease agreement entered into by Netbot prior to the acquisition.

     During 1997, the Company issued warrants to purchase 83,584 shares of Common Stock at exercise prices ranging from $3.67 to $27.49 per share. Theses warrants were issued in connection with certain financings by MatchLogic, are exercisable at any time, and expire at various times in 2002.

8. EMPLOYEE BENEFIT PLANS

  Stock Option Plans

     During 1995, the Company adopted the 1995 Equity Incentive Plan (the "1995 Plan") under which incentive stock options or non-qualified stock options to purchase Common Stock may be granted to eligible participants. Under the 1995 Plan, options to purchase Common Stock may be granted at prices no less than 85% of the fair market value on the date of grant (110% of fair value in certain instances.) Options generally vest over a 48-month period. Options granted under the 1995 Plan before its termination in April 1996 remain outstanding in accordance with their terms, but no further options have been granted under the 1995 Plan after the date of its termination.

     Additionally, in February 1996 the Company's Board of Directors adopted, and in March 1996 the Company's shareholders approved, increases to the number of shares authorized for issuance under the 1995 Plan totaling 550,000 shares, the 1996 Equity Incentive Plan (the "1996 Plan") and 1996 Directors Stock Option Plan (the "Directors Plan") which authorized the issuance of 1,500,000 and 150,000 shares of Common Stock, respectively, upon exercise of stock options granted to eligible participants under the 1996 Plan and to directors under the Directors Plan. In November 1996 and January 1997, the Board approved, and in June 1997 the shareholders approved, amendments to the 1996 Plan to increase the number of shares authorized for issuance thereunder by 800,000 and 2,455,000 shares, respectively.

     The 1996 Plan serves as the successor equity incentive program to the Company's 1995 Plan. The 1996 Plan provides for the grant of either incentive stock options (as defined in Section 422 of the Internal Revenue

                                  EXCITE, INC.

Code of 1986, as amended) or non-qualified stock options or the issuance of restricted stock, at a price no less than 85% of the fair value on the date of grant as well as stock bonuses by the Company to eligible participants. Options generally vest over a 48 month period. No person is eligible to receive more than 500,000 shares in any calendar year pursuant to grants under the 1996 Plan, other than new employees of the Company who will be eligible to receive up to a maximum of 800,000 shares in the calendar year in which they commence employment with the Company. Shares that (i) are subject to issuance upon exercise of an option but cease to be subject to such stock option for any reason other than exercise of such stock option, (ii) are subject to an award granted under the 1996 Plan but are forfeited or are repurchased by the Company at the original issue price or (iii) are subject to an award that otherwise terminates without shares being issued will again be available for grant and issuance in connection with future awards under the 1996 Plan. The 1996 Plan will terminate in February 2006, unless terminated earlier in accordance with the provisions of the 1996 Plan.

     A summary of activity under the Plans is as follows:

                                           SHARES            OPTIONS OUTSTANDING
                                          AVAILABLE    -------------------------------       WEIGHTED
                                             FOR       NUMBER OF                             AVERAGE
                                            GRANT       SHARES       PRICE PER SHARE      EXERCISE PRICE
                                          ---------    ---------    ------------------    --------------
                                                              (SHARES IN THOUSANDS)
Initial shares authorized...............    1,650           --                      --            --
  Options granted.......................   (1,375)       1,375      $0.035 -   $34.612        $ 0.31
  Options exercised.....................       --           (1)                $ 8.194        $ 8.19
                                           ------        -----
Balance at December 31, 1995............      275        1,374      $0.035 -   $34.612        $ 0.31
  Additional shares authorized..........    3,000           --                      --            --
  Options granted.......................   (2,836)       2,836      $2.500 -   $67.757        $ 6.80
  Options exercised.....................       --         (300)     $0.035 -   $ 5.750        $ 0.33
  Options canceled......................      263         (263)     $0.035 -   $67.757        $10.50
  Options expired.......................     (528)          --                      --            --
                                           ------        -----
Balance at December 31, 1996............      174        3,647      $0.035 -   $67.757        $ 4.66
  Additional shares authorized..........    3,091           --                      --            --
  Options granted.......................   (2,388)       2,388      $0.440 -   $28.375        $10.88
  Options exercised.....................       --         (564)     $0.035 -   $16.125        $ 2.61
  Options canceled......................      636         (636)     $0.035 -   $67.757        $ 5.15
  Options expired.......................     (210)          --                      --            --
                                           ------        -----
Balance at December 31, 1997............    1,303        4,835      $0.035 -   $67.757        $ 7.27
                                           ======        =====

  Employee Stock Purchase Plan

     In February 1996 the Company's Board of Directors adopted, and in March 1996 the Company's shareholders approved, the 1996 Employee Stock Purchase Plan (the "ESPP") to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions. Under the ESPP, 150,000 shares of Common Stock have been reserved for issuance, subject to anti-dilution adjustments. The ESPP became effective in December 1996. The Board of Directors has the authority to determine the duration of offering periods, up to a maximum of 24 months. Eligible employees may participate in the ESPP by authorizing payroll deductions of an amount determined by the Board of Directors. The amount of authorized payroll deductions may not be less than 2% nor more than 10% of an employee's compensation, not to exceed $21,250 per year. Amounts withheld are applied at the end of every six-month accumulation period to purchase shares of Common Stock, but not more than the number of shares as the Board of Directors shall determine.

                                  EXCITE, INC.

     Participants may withdraw their contributions at any time prior to fifteen days before the stock is purchased, and such contributions will be returned to the participants without interest. The purchase price is equal to 85% of the lower of (i) the market price of the Company's Common Stock immediately before the beginning of the applicable period or (ii) the market price of the Company's Common Stock at the time of the purchase. As of December 31, 1997, 27,230 shares had been purchased under the ESPP.

  Accounting for Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock plans because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation is recognized.

     Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company had accounted for its employee stock plans granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                         YEARS ENDED DECEMBER 31,
                                                        --------------------------
                                                         1995      1996      1997
                                                        ------    ------    ------
Average risk-free interest rate.......................    5.7%      5.9%      6.1%
Average expected life (in years)......................    4.5       4.5       3.0
Dividend yield........................................      0%        0%        0%
Expected volatility factor of the market price of the
  Company's Common Stock(1)...........................      0%       75%       75%

---------------

(1) Options granted prior to the Company's initial public offering and by non-public companies prior to their merger with Excite were valued using the minimum value method.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                    YEARS ENDED DECEMBER 31,
                                              -------------------------------------
                                                1995          1996          1997
                                              ---------    ----------    ----------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss -- as reported.....................   $(6,435)     $(43,117)     $(41,392)
                                               =======      ========      ========
Net loss -- pro forma.......................   $(6,437)     $(44,104)     $(48,681)
                                               =======      ========      ========
Basic and diluted net loss per share -- as
  reported..................................   $ (6.15)     $  (4.75)     $  (2.94)
                                               =======      ========      ========
Basic and diluted net loss per share -- pro
  forma.....................................   $ (6.15)     $  (4.86)     $  (3.46)
                                               =======      ========      ========

                                  EXCITE, INC.

     The weighted average fair value of options granted during 1995, 1996 and 1997 was approximately $0.03, $3.54, and $5.61 per share, respectively, and was approximately $7.74 for shares granted under the ESPP in 1997.

     The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                             OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                   ----------------------------------------   --------------------------
                                     WEIGHTED-
                     NUMBER OF        AVERAGE     WEIGHTED-     NUMBER OF      WEIGHTED-
                       SHARES        REMAINING     AVERAGE        SHARES        AVERAGE
RANGE OF EXERCISE   OUTSTANDING     CONTRACTUAL   EXERCISE     EXERCISABLE     EXERCISE
     PRICES        (IN THOUSANDS)      LIFE         PRICE     (IN THOUSANDS)     PRICE
-----------------  --------------   -----------   ---------   --------------   ---------
$ 0.035 - $ 0.440        942         8.5 years     $ 0.32           278         $ 0.31
  0.580 -   3.540        465         8.8             1.86           219           1.40
  5.500 -   9.875      2,332         9.0             6.94           432           6.29
 10.250 -  17.125        586         9.2            11.63            80          11.63
 20.125 -  28.375        508         9.9            21.46             3          21.20
 67.757 -  67.757          2         8.3            67.76             1          67.76
                       -----                                      -----
                       4,835         9.0             7.27         1,013           4.08
                       =====                                      =====

  Employee Benefit Plan

     The Company has a savings plan (the "Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a percentage (not to exceed 15%) of their pretax earnings up to the Internal Revenue Service's annual contribution limit. All employees on the United States payroll of the Company are eligible to participate in the Plan. The Company is not required to contribute to the Savings Plan and has made no contributions since the inception of the Savings Plan.

9. INCOME TAXES

     Due to operating losses and the inability to recognize an income tax benefit therefrom, there is no provision for income taxes for 1995, 1996 or 1997.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                              YEARS ENDED DECEMBER
                                                                       31,
                                                              ---------------------
                                                                1996        1997
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
Net operating loss carryforwards............................  $ 15,200    $ 29,160
Research credits............................................       400         910
Acquired intangible assets..................................     1,865       5,670
Depreciation................................................       390       1,730
Other.......................................................     1,345         710
                                                              --------    --------
  Total deferred tax assets.................................    19,200      38,180
Valuation allowance for deferred tax assets.................   (19,200)    (38,180)
                                                              --------    --------
  Net deferred tax assets...................................  $     --    $     --
                                                              ========    ========

     Because of the Company's lack of earnings history, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $16.6 million and $19.0 million during the years

                                  EXCITE, INC.

ended December 31, 1996 and 1997, respectively. Approximately $3.0 million of the valuation allowance at December 31, 1997 is attributable to stock option deductions, the benefit of which will be credited to paid in capital when realized.

     As of December 31, 1997, the Company had federal and state net operating loss carryforwards of approximately $76.3 million and $53.4 million, respectively. The federal net operating loss carryforwards will expire at various dates beginning in 2009 through 2012, and the state net operating loss carryforwards will expire at various dates beginning in 1999 through 2002. As of December 31, 1997 the Company also had federal and California research and development credit carryforwards of approximately $650,000 and $390,000, respectively. The federal credits will expire in 2009 through 2012 if not utilized.

     Utilization of the net operating losses and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before full utilization.

10. SEGMENT INFORMATION

     The Company operates in the Internet navigation industry and the Internet ad serving and targeting business segments. Prior to the merger with MatchLogic, which began operations in May 1997, the Company operated only in the Internet navigation industry. The Company's management has determined the operating segments based upon how the business are managed and operated. MatchLogic, which provides Internet ad serving and targeting services, operates as an independent subsidiary of Excite with its own sales force, research and development and operations departments.

     Information by Operating Segment:

                                                                 YEAR ENDED DECEMBER 31, 1997
                                                              ----------------------------------
                                                               INTERNET    AD SERVING
                                                              NAVIGATION   & TARGETING    TOTAL
                                                              ----------   -----------   -------
                                                                        (IN THOUSANDS)
Operating information:
  Revenues from external customers..........................   $ 50,151     $  3,963     $54,114
  Revenues from internal segments customers.................         --           --          --
  Distribution license fees and data acquisition costs......      7,615        1,750       9,365
  Depreciation..............................................      5,727          633       6,360
  Amortization of intangible assets.........................     10,070          600      10,670
  Charge for purchased in-process technology................         --        2,346       2,346
  Interest income...........................................      1,246           57       1,303
  Interest expense and other................................     (1,055)        (362)     (1,417)
  Share of losses of affiliated company.....................       (477)          --        (477)
  Segment income (loss).....................................    (30,159)     (11,233)    (41,392)

Balance sheet information:
  Total assets..............................................   $ 73,430     $  3,263     $76,693
  Purchases of long-lived assets............................      4,561        2,364       6,925

                                  EXCITE, INC.

  Information by Geographic Area:

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1995       1996       1997
                                                              -------   --------   --------
                                                                     (IN THOUSANDS)
Revenues:
  United States operations:
     United States customers................................  $   953   $ 14,721   $ 52,086
     International customers................................       --         36        831
                                                              -------   --------   --------
                                                                  953     14,757     52,917
  International operations:
     International customers................................       --         --      1,197
                                                              -------   --------   --------
          Total revenues....................................  $   953   $ 14,757   $ 54,114
                                                              =======   ========   ========
Operating loss:
  United States operations..................................  $(6,390)  $(43,989)  $(37,405)
  International operations..................................       --       (129)    (3,396)
                                                              -------   --------   --------
          Total operating loss..............................  $(6,390)  $(44,118)  $(40,801)
                                                              =======   ========   ========

                                                                     DECEMBER 31,
                                                              --------------------------
                                                               1995     1996      1997
                                                              ------   -------   -------
                                                                    (IN THOUSANDS)
Long-lived assets:
  United States operations..................................  $1,686   $20,958   $21,258
  International operations..................................      --        --       313
                                                              ------   -------   -------
                                                              $1,686   $20,958   $21,571
                                                              ======   =======   =======
Total assets:
  United States operations..................................  $3,801   $47,668   $75,588
  International operations..................................      --        30     1,105
                                                              ------   -------   -------
                                                              $3,801   $47,698   $76,693
                                                              ======   =======   =======

11. RELATED PARTY TRANSACTIONS

  Investment in Affiliated Company

     In October 1997, the Company and Itochu Corporation and certain affiliated entities (collectively "Itochu") entered into a joint venture agreement with respect to the Company's wholly-owned subsidiary, Excite Japan, Co. Ltd. ("Excite Japan") in order to provide Web based information services to the Japanese market. The Company intends to retain a 50% equity interest in Excite Japan. Advertising sales responsibilities will be assumed by CTC Create Corporation, a wholly-owned subsidiary of Itochu Corporation. The joint venture agreement with respect to Excite Japan obligates Excite and Itochu to make capital contributions in the aggregate amount of $10.0 million by March 31, 1999. Itochu loaned Excite $5.0 million (see Note 6) in 1997 in order to fund Excite's capital contributions. As of December 31, 1997 Excite had invested $168,000 in the joint venture, and had recognized 50% of the losses through December 31, 1997 totaling $477,000. Condensed financial information of Excite Japan has not been presented as its operating results and financial position are not material to Excite.

  Other Related Party Transactions

     In June 1997, the Company sold 2,900,000 shares of the Company's Common Stock to Intuit at a price of $13.50 per share. Proceeds from this offering were approximately $38.4 million net of offering costs. Also in

                                  EXCITE, INC.

June 1997, the Company entered into a Joint Activities Agreement with Intuit. Under this agreement, Intuit became the exclusive provider and aggregator of financial content on all of Excite's services, and Excite became the exclusive search and navigation service featured in the U.S. versions of Intuit's Quicken, Quickbooks and TurboTax products. Under this agreement, the two companies share certain revenues and expenses at varying amounts throughout the seven year term of this agreement. For the year ended December 31, 1997, the Company recorded approximately $1.5 million in payments due to Intuit under this agreement, of which approximately $836,000 was unpaid as of December 31, 1997.

     In November 1996, the Company entered into a five-year distribution agreement with AOL pursuant to which the Company will provide to AOL a co-branded version of Excite and, for a minimum of a two year period, be the exclusive provider of Web search and directory services for AOL. AOL and Excite will share advertising revenues derived from the use of these services by AOL subscribers. If either of the parties does not elect to continue the exclusivity period for the remaining three year period of the agreement, AOL will be permitted to offer other Web navigation services on its online service; however, Excite will remain as the "default" Web navigation service and Excite will receive a larger percentage of the advertising revenues derived from the use of Excite through AOL. Excite will also advertise AOL's service on Excite and AOL will pay a commission to the Company for new AOL subscribers referred from these advertisements. The Company is also required to satisfy certain technical, product feature and editorial criteria. In addition, the Company completed the purchase of the WebCrawler Assets from AOL in March 1997. Revenues and expenses to date associated with this agreement have not been significant.

12. SIGNIFICANT AGREEMENTS

     In April 1996, Excite and McKinley each entered into agreements with Netscape Communications Corporation ("Netscape") under which they were each designated as one of five "Premier Providers" of search and navigation services accessible from the "Net Search" button on the Netscape home page. These agreements provided that the "Premier Provider" status was established for one year from April 1, 1996, in exchange for which the Company made payments in cash and delivery of advertising impressions totaling $10.0 million over the course of the year. These contracts were subsequently extended to April 30, 1997.

     In March 1997, the Company entered into an agreement to continue the Premier Provider arrangement for the Excite brand, and a Marquee Provider agreement for the WebCrawler brand covering the period from May 1, 1997 through April 30, 1998. Under the terms of these agreements, the Company is committed to make minimum payments of $8.25 million in exchange for a guaranteed number of impressions. Of the $8.25 million minimum, a portion is being applied towards advertising by Netscape on the Excite Network over the one year term of the agreements based upon delivery of such advertisements, with the remainder being paid in cash at intervals over the term of the agreements. To the extent that the number of impressions provided by Netscape under the Premier Provider and Marquee Provider agreements exceed the minimum guarantees, the Company will be subject to additional fees based on the actual number of impressions delivered above the minimum.

     In June 1997, the Company entered into a Co-Marketing Services Agreement and a Trademark License Agreement with Netscape. Under these agreements, the Company is responsible for the programming, production, operations and advertising sales of "International Netscape Guide by Excite," a new service being made available in Japan, Germany, France, the United Kingdom and Australia. In connection with these agreements, the Company made a payment of $4.0 million to Netscape in July 1997, which is being amortized over the terms of these agreements to distribution license fees expense. At December 31, 1997, the unamortized portion of this payment of $3.4 million was included in other assets.

                                  EXCITE, INC.

13. LITIGATION

     On November 18, 1996, Kristine Paaso and Laura Lindsey filed a complaint in the California Superior Court, Santa Clara County, against the Company and certain of its founders alleging breach of an alleged oral agreement, breach of fiduciary duty and fraud. The plaintiffs allege that they participated in the creation of the Company's business plan and were entitled to participate as officers and shareholders of the Company. The complaint seeks an unspecified amount of damages, including punitive damages. The Company has won a motion for summary judgement to this complaint and is awaiting entry of judgement. In the event of an appeal by the defendants on the motion for summary judgement, the Company intends to continue to defend this action vigorously. Although it not possible to ascertain the definitive outcome of this litigation at this time, an unfavorable outcome could have an adverse effect on the Company's business, results of operations and financial condition.

     The Company is subject to other legal proceedings and claims that arise in the ordinary course of business. Management currently believes that the ultimate amount of liability, if any, with respect to any pending actions, either individually or in the aggregate, will not materially affect the financial position, results of operations or liquidity of the Company. However, the ultimate outcome of any litigation is uncertain. If an unfavorable outcome were to occur, the impact could be material. Furthermore, any litigation, regardless of the outcome, can have an adverse impact on the Company's results of operations as a result of defense costs, diversion of management resources, and other factors.

14. SUBSEQUENT EVENTS

     On February 2, 1998 the Company acquired MatchLogic, Inc. ("MatchLogic"), a private company providing advertisers and agencies with Internet advertising management services which began operations in May 1997. The transaction was effected through the issuance of approximately 3.1 million shares of the Company's Common Stock and assumption of options and warrants to purchase 524,419 shares of Common Stock, and was accounted for as a pooling of interests. In connection with the transaction, the Company incurred approximately $700,000 in merger related expenses primarily for legal and other professional fees in the first quarter of 1998.

     Separate results of the combined entities for the years ended December 31, 1995, 1996 and 1997 are as follows:

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1995       1996       1997
                                                              -------   --------   --------
                                                                (IN THOUSANDS; UNAUDITED)
Revenues:
  Excite....................................................  $   953   $ 14,757   $ 50,151
  MatchLogic................................................       --         --      3,963
                                                              -------   --------   --------
                                                              $   953   $ 14,757   $ 54,114
                                                              =======   ========   ========
Net loss:
  Excite....................................................  $(6,435)  $(43,117)  $(30,159)
  MatchLogic................................................       --         --    (11,233)
                                                              -------   --------   --------
                                                              $(6,435)  $(43,117)  $(41,392)
                                                              =======   ========   ========

     There were no significant inter-company transactions between the two companies and no significant conforming accounting adjustments.

15. EVENTS SUBSEQUENT TO DATE OF AUDITOR'S REPORT

   Acquisition of Classifieds2000, Inc.

     In April 1998, the Company acquired Classifieds2000, Inc., a provider of Web-based classified ads, in a transaction accounted for as a pooling of interests. In connection with this acquisition, the Company issued approximately 865,000 shares of Common Stock, assumed options and warrants to purchase approximately 25,000 shares of Common Stock, and incurred approximately $683,000 in merger-related expenses primarily for legal and other professional fees. Because the results of operations and financial position of Classifieds2000 were not material to Excite's consolidated financial statements prior to March 31, 1998, financial information prior to the date of acquisition will not be restated.

   Acquisition of Assets

     In April 1998, the Company acquired certain assets, including in-process technology of approximately $16.2 million that will be expensed in the second quarter of 1998, for a total purchase price of approximately $16.5 million in a transaction accounted for as an asset purchase. In connection with this acquisition, the Company issued approximately 165,000 shares of Common Stock, assumed options and warrants to purchase approximately 159,000 shares of Common Stock, assumed net liabilities of approximately $540,000 and incurred approximately $175,000 in merger-related expenses primarily for legal and other professional fees.

   Agreement with Netscape

     In April 1998, the Company and Netscape entered into a two-year agreement (the "Netcenter Agreement") with respect to Netscape's recently announced "Netcenter" online service. Under the Netcenter Agreement, the Company will provide programming and content for the co-branded channels to be offered on Netscape's Netcenter online service and will develop a Web search and directory service for Netscape (collectively the "Co-Branded Services"). In addition, the Company's Classifieds2000 service will be featured as the provider of classified advertising (excluding career and job posting classified ads) for the Netcenter service. The Company will also be featured as a "premier provider" on the "Net Search" page of Netscape's Web site and will also be similarly featured on the Netcenter "Netcenter Widget" tool. The Company will be responsible for advertising sales for, and will pay to Netscape a percentage of advertising revenues generated from, the Co-Branded Services, and will also be required to make payments based upon the amount of traffic generated from the Net Search page and the Netcenter Widget tool. The Company has paid $50.0 million and will pay an additional $20.0 million by June 30, 1998 as a prepayment of its obligations under the Netcenter Agreement. In addition, the Company has issued a warrant to Netscape to purchase 423,079 shares of the Company's Common Stock at an exercise price of approximately $59.09 per share and a second warrant to purchase shares of the Company's Common Stock at an aggregate exercise price of up to $25.0 million. The aggregate exercise price of the second warrant will be reduced to $10.0 million if certain terms and conditions relating to a contract between Netscape and the Company's MatchLogic subsidiary are not met by May 22, 1998. The fair value of the first warrant and the aggregate $10.0 million exercise price of the second warrant that is not subject to contingencies initially has been estimated to be $16.1 million.

     A portion of the prepayment and the initial value assigned to the warrants issued totaling $56.8 million is anticipated to be expensed in the second quarter of 1998. The amount to be expensed represents the amount by which the sum of the prepayment guarantees ($70.0 million) and the independent valuation of the warrants issued ($16.1 million) exceeds the anticipated future net revenues from the Netcenter agreement over its two year term. Future net revenues were calculated using estimated gross revenues less the probable future costs of all goods and services necessary to earn the revenues. The remaining capitalized amount ($29.3 million) will be amortized ratably over the remainder of the term of the Netcenter Agreement. The Company may record additional charges related to the warrants in the second quarter of 1998 and future periods due to the resolution of contingencies regarding the remaining $15.0 million aggregate exercise price of the second warrant and under certain other conditions.

   Loan from Intuit

     In April 1998, the Company borrowed $50.0 million from Intuit. The loan bears interest at 5.9% per annum and is due no later than October 30, 1998.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors.

OVERVIEW

     The Company operates the Excite Network (which includes the Excite and WebCrawler brands) and provides a gateway to the Web that organizes, aggregates and delivers information to meet the needs of individual consumers. Excite, Inc., formerly Architext Software, Inc., was formed in June 1994, and from its inception to September 1995, its operating activities related primarily to recruiting personnel, raising capital, purchasing operating assets, providing custom product development and consulting services. The Company first launched its Excite search and directory service in October 1995. In April 1997, the Company launched a channels-based format for its service and content on the Excite brand to provide consumers with an interface that reflects the way they navigate through other forms of media and enables advertisers to more effectively reach target consumers. The Excite brand currently includes 12 channels of topical interest such as Entertainment, Sports and Business & Investing. In September 1997, the Company launched a similar channels-based format for its WebCrawler brand which currently includes 16 channels.

     Historically, advertising revenues have been derived principally from short-term advertising contracts in which the Company guarantees a minimum number of impressions (a view of an advertisement banner by a consumer) for a fixed fee. Such banner advertising revenue is dependent upon both the number of impressions and the rate per thousand impressions ("CPMs") charged. The Company generally charges higher rates for advertisements focused on targeted groups, either by key-word associations or affiliations with specific content, than for general rotation advertisements on the Excite Network.

     In 1997, the Company began entering into longer-term advertising and commerce sponsorship agreements. These agreements generally involve more integration with the Excite Network and provide for more varied sources of potential revenue to Excite over the term of the agreements, which generally average from two to three years. Under these agreements, Excite earns fees for initial programming, for initiation of service and access to the Excite Network, and for generating impressions, which in some instances are guaranteed by the Company. A number of these agreements also provide that revenues or gross margins from advertising and electronic commerce transactions are to be shared between the advertiser and Excite as realized. Revenues or margin sharing recognizable from such transactions were insignificant in 1997, and are expected to be insignificant in 1998 as well. Sponsorship customers accounted for approximately 24% of advertising revenues for 1997. Revenues are generally recognized ratably over the term of the agreement, provided that the Company does not have any significant remaining obligations and collection of the resulting receivable is probable. To the extent that impression deliveries are falling short of the guarantees, the Company defers recognition of the corresponding revenues.

     In April 1998, the Company and Netscape entered into the Netcenter Agreement, under which the Company will, among other things, provide, host and sell advertising for the Co-Branded Services for Netscape's recently announced Netcenter Service. In connection with the Netscape Agreement,the Company has paid to Netscape $50.0 million and is obligated to pay by June 30, 1998 an additional $20.0 million (together, the "Cash Payment"). Also in connection with the Netcenter Agreement, the Company has issued to Netscape a warrant to purchase 423,079 shares of the Company's Common Stock at an exercise price of approximately $59.09 per share and a second warrant to purchase shares of the Company's Common Stock at an aggregate exercise price of up to $25.0 million (together, the "Warrants"). The aggregate exercise price of the second warrant will be reduced to $10.0 million if certain terms and conditions relating to a contract between Netscape and the Company's MatchLogic subsidiary are not met by May 22, 1998. The fair value of the first warrant and the aggregate $10.0 million exercise price of the second warrant that is not subject to contingencies initially has been estimated to be $16.1 million. A portion of the Cash Payment and the value assigned to the Warrants totaling $56.8 million is anticipated to be expensed to distribution license fees and data acquisition costs during the second quarter of 1998. The remaining $29.3 million of the Cash Payment and warrant valuation will be amortized over the two-year term of the Netcenter Agreement. The Company may record additional charges related to the warrants in the second quarter of 1998 and future periods due to the resolution of contingencies regarding the remaining $15.0 million aggregate exercise price of the second warrant and under certain other conditions. (See Note 15).

     The Company will recognize all revenues generated from the Co-Branded Services. A portion of the revenues will be credited against the Company's revenue-sharing obligation to Netscape until the Company recoups a specified amount of the Cash Payment. Thereafter, the Company must pay Netscape a portion of additional revenues generated from the Co-Branded Services. There can be no assurance that the Co-Branded Services will generate future revenues. See "Risk Factors -- Risks Related to Netcenter Agreement."

     Since August 1996, the Company has acquired a number of businesses, technologies, services, product lines and content. In April 1998, the Company issued approximately 165,000 shares of its Common Stock and assumed options and warrants to purchase up to an aggregate of approximately 159,000 shares of its Common Stock in exchange for certain assets including in-process technology of approximately $16.2 million which will be expensed in the second quarter of 1998. Also in April 1998, the Company acquired Classifieds2000, a provider of online classified ads. The Company issued approximately 865,000 shares of its Common Stock to former stockholders of Classifieds2000 and assumed options and warrants to purchase up to approximately 25,000 shares of its Common Stock. In February 1998, the Company acquired MatchLogic, a provider of solutions for the management and optimization of Internet advertising campaigns. The Company issued approximately 3.1 million shares of its Common Stock to former stockholders of MatchLogic and assumed options and warrants to purchase up to approximately 524,000 shares of its Common Stock. In November 1997, the Company acquired Netbot, a Seattle-based Internet software developer of advanced search technology. The Company issued approximately 854,000 shares of its Common Stock to former stockholders of Netbot and assumed options and warrants to purchase up to approximately 211,000 shares of its Common Stock. In March 1997, the Company completed its acquisition of the WebCrawler search and directory technology (the "WebCrawler Acquisition") from America Online, Inc. ("AOL") for an aggregate of 1,950,000 shares of its Convertible Preferred Stock. In August 1996, the Company acquired McKinley, the creator of the Magellan Internet Guide. The Company issued 850,000 shares of its Common Stock and assumed options and warrants to purchase up to approximately 14,000 shares of its Common Stock. All of the above acquisitions were accounted for as pooling of interests transactions, except for the acquisition in April 1998 and the WebCrawler Acquisition.

     All financial information for dates and periods prior to the mergers with MatchLogic and McKinley have been restated to reflect the combined operations of the Company, MatchLogic and McKinley. Financial information for dates and periods prior to the acquisition Netbot has not been restated to reflect the combined operations of the Company and Netbot, as Netbot's results of operations were not material to the Company's consolidated financial statements. Because the results of operations and financial position of Classifieds2000 were not material to Excite's consolidated financial statements prior to March 31, 1998, financial information prior to the date of acquisition will not be restated. For accounting purposes, the Company recorded the WebCrawler Acquisition as of December 1, 1996. See Notes 1, 2, 14 and 15 of Notes to Supplemental Consolidated Financial Statements.

     The Company has incurred significant operating losses since inception, and as of December 31, 1997, the Company had an accumulated deficit of approximately $96.2 million. Although the Company experienced significant revenue growth during 1996 and 1997, there can be no assurance that this growth rate will be sustained or that revenues will continue to grow or that historical operating results will be indicative of future operating results. As a result of an acquisition during April 1998, the Company expects to incur a charge of approximately $16.2 million for purchased in-process technology during the second quarter of 1998. As a result of this charge and charges relating to the Netcenter Agreement, the Company expects that it will incur a net loss for the second quarter of 1998 and for the entire year. In addition, as the Company has grown, its operating expenses have increased, and the Company expects that its operating expenses will continue to increase as a result of its acquisitions, the performance of its obligations under the Netcenter Agreement, its increased sales and marketing efforts, its increased funding for development activities and the increased general and administrative staff needed to support the Company's growth. To the extent that revenues do not grow at anticipated rates or that increases in such operating expenses precede or are not subsequently followed by commensurate increases in revenues, or that the Company is unable to adjust operating expense levels accordingly, the Company's business, results of operations and financial condition will be materially and adversely affected. There can be no assurance that in the future the Company will be profitable on a quarterly or annual basis.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of total revenues represented by certain items from the Company's Supplemental Consolidated Statement of Operations. The Company believes that period-to-period comparisons of its financial results are not necessarily meaningful because of its limited operating history, the evolving nature of its business and its acquisitions. Results for 1995 are not comparable to those for 1996 and 1997 because the Company did not begin selling advertising space on its network until October 1995.


                                        YEAR ENDED DECEMBER 31,
                                        ------------------------
                                        1995      1996      1997
                                        ----      ----      ----
Revenues:
  Advertising revenues................    15%       95%      96%
  Contract and other revenues.........    85         5        4
                                        ----      ----      ---
          Total revenues..............   100       100      100
                                        ----      ----      ---
Cost of revenues:
  Hosting costs.......................     7        22       16
  Royalties and other cost of
     revenues.........................    17         5        8
  Amortization of purchased
     technology.......................    --         1       15
                                        ----      ----      ---
          Total cost of revenues......    24        28       39
                                        ----      ----      ---
Gross profit..........................    76        72       61
Operating expenses:
     Research and development.........   295        54       31
     Sales and marketing..............   173       143       59
     Distribution license fees and
       data acquisition costs.........    --        81       17
     General and administrative.......   244        48       18
     Charge for purchased in-process
       technology.....................    35        24        4
     Other merger and acquisition
       related costs, including
       amortization of goodwill and
       other purchased intangibles....    --        21        7
                                        ----      ----      ---
          Total operating expenses....   747       371      136
                                        ----      ----      ---
Operating loss........................  (671)     (299)     (75)
Interest income (expense) and other...    (4)        7       --
Equity share of losses of affiliated
  company.............................    --        --       (1)
                                        ----      ----      ---
Net loss..............................  (675)%    (292)%    (76)%
                                        ====      ====      ===

  Revenues

     The Company began selling advertising space on its network in October 1995. Revenues increased from $953,000 for 1995 to $14.8 million for 1996, and to $54.1 million for 1997. These increases were primarily the result of increases in the number of advertisements sold, increases in sales of targeted advertisements with higher rates, increases in the number of advertisers purchasing advertisements on the Company's Web sites and, in 1997, an increase in sponsorship advertising revenues.

     Included in revenues for 1995, 1996 and 1997 were contract and other revenues of $808,000, $727,000 and $2.1 million for 1995, 1996 and 1997, respectively. Prior to 1997, contract and other revenues consisted primarily of revenues derived from custom product development, licensing of the McKinley database, royalties from sales of the McKinley Internet Yellow pages and consulting fees. The Company does not currently derive significant revenues from these sources. The increase in 1997 was primarily attributable to the sale of Internet consumer database information to direct marketers by the Company's MatchLogic subsidiary.

     Two customers accounted for 26% and 16%, respectively, of revenues in 1995. One customer accounted for approximately 12% of revenues for 1996. No customer accounted for more than 10% of revenues for 1997. Revenues generated from international operations in 1997 were not significant. See Note 10 of Notes to Supplemental Consolidated Financial Statements.

  Cost of Revenues

     In 1996 and 1997, the Company recognized, as a component of total cost of revenues, amortization of purchased technology of $186,000 and $8.2 million, respectively, related to the WebCrawler Acquisition. As of December 31, 1997, this purchased technology has been fully amortized. Total cost of revenues increased $16.9 million, from $4.1 million, or 28% of revenues for 1996, to $21.0 million, or 39% of revenues for 1997. Cost of revenues for 1995 was not comparable to that for 1996 and 1997 as the nature of the Company's revenues changed significantly with the launch of the Company's services in October 1995.

     Excluding amortization of purchased technology, cost of revenues increased in absolute dollars by $8.8 million, from $4.0 million, or 27% of revenues for 1996, to $12.8 million, or 24% of revenues for 1997. This increase in absolute dollars was due primarily to increased personnel expenses and equipment costs relating to hosting the Company's Web sites and increased royalties and revenue sharing costs. Excluding amortization, cost of revenues in future periods is expected to increase in absolute dollars and may increase as a percentage of revenues as the Company increases costs to support expanded services and content. The Company also expects to experience increased hosting costs in connection with performing its obligations under the Netcenter Agreement and to experience increased royalties and other cost of revenues as a result of the revenue sharing provisions of the Netcenter Agreement.

  Gross Profit

     Gross profit as a percentage of revenues was 76%, 72% and 61% for 1995, 1996 and 1997, respectively. The decline in the gross profit as a percentage of revenues was due primarily to the amortization of purchased technology discussed above, as well as increased hosting costs to support expanded Web site offerings and increased royalties and margin sharing costs, offset in part by increased revenues. Excluding the amortization of purchased technology, gross profit as a percentage of revenues for those periods was 73% and 76%, respectively. In the future, gross margins may be affected by the types of advertisements sold and revenue-sharing provisions of distribution and content agreements. These items have negatively affected gross profit in the past and may continue to negatively affect it in the future. Furthermore, pursuant to the provisions of certain agreements with operators of Web access points and with content providers, the Company shares advertising revenues based upon the number of consumers directed to its network. A low level of targeted advertising as a percentage of total advertising sold, a decrease in targeted or mass Web advertising rates or an increase in the Company's advertising revenue sharing obligations could adversely affect gross margins in the future.

  Operating Expenses

     The Company's operating expenses have generally increased in absolute dollar amounts since inception. This trend reflects the Company's rapid transition from the product development stage to marketing and offering its services. The Company believes that continued expansion of its operations is essential to achieving and maintaining market leadership. As a consequence, the Company intends to continue to increase expenditures in all operating areas for the foreseeable future. The Company also expects operating expenses to increase ratably as a result of its recent acquisitions.

     Research and Development. Research and development expenses increased from $2.8 million, or 295% of revenues for 1995, to $8.0 million, or 54% of revenues for 1996, and to $16.7 million, or 31% of total revenues for 1997. The increase in absolute dollars in 1996 was primarily due to increased engineering and editorial staff required to develop and enhance the Company's services as well as increased research and development activities resulting from the WebCrawler Acquisition and the merger with McKinley. The increase in absolute dollars for 1997 was due to an increase in engineering headcount to support the Company's channels format and personalization capabilities for the Excite Network as well as the commencement of operations of MatchLogic in May 1997. The Company believes that a significant level of product development expense is required to remain competitive and, accordingly, the Company anticipates that it will continue to devote substantial resources to product development and that these costs will increase in absolute dollars in future periods. The Company expects to experience increased research and development expenses in order to provide programming and content for the Co-Branded Services of Netcenter.

     Sales and Marketing. Sales and marketing expenses increased in absolute dollars from $1.6 million, or 173% of revenues for 1995, to $21.1 million, or 143% of revenues for 1996, and to $32.0 million, or 59% of revenues for 1997. The 1996 increase was mainly due to the launch of a significant media advertising campaign during the fourth quarter of 1996, and to increased sales personnel costs as a result of the transition from the use of outside advertising sales agencies for the sales of advertisements to a direct sales force. The 1997 increase was primarily due to the continuation of the media campaign discussed above into the first quarter of 1997, the hiring of additional sales and marketing personnel and the launching of the WebCrawler brand. The Company expects to continue to incur significant promotional and advertising expenses and anticipates that these costs will increase in absolute dollars in future periods as the Company promotes its brands in order to create and maintain brand loyalty among customers. The Company also expects to experience increased sales and marketing expenses as it will be responsible for all advertising sales on the Co-Branded Services.

     Distribution License Fees and Data Acquisition Costs. Distribution license fees and data acquisition costs decreased from $11.9 million for 1996 to $9.4 million for 1997. There were no distribution license fees or data acquisition costs for 1995. In 1996, distribution license fees included a one-time, non-cash charge of approximately $1.6 million related to the issuance of a warrant to AOL during the first quarter of 1996, and a $10.0 million charge relating to the Company's Premier Provider Agreements with Netscape in the second quarter of 1996. In March 1997, the Company entered into a new agreement with Netscape to continue the Premier Provider arrangement for the Excite brand, and entered into a Marquee Provider Agreement for the WebCrawler brand. Under the terms of these agreements, the Company was committed to make minimum payments of approximately $8.3 million in exchange for a guaranteed number of impressions. Of the $8.3 million minimum, a portion was applied towards advertising by Netscape on the Excite Network over the term of the agreements based upon delivery of such advertising, and the remainder was paid in cash at intervals over the term of the agreements.

     In June 1997, the Company entered into a Co-Marketing Services Agreement and a Trademark License Agreement with Netscape. Under these agreements, the Company is responsible for the programming, production, operations and advertising sales of "International Netscape Guide by Excite," a service being made available in Japan, Germany, France, the United Kingdom and Australia. In connection with these agreements, the Company made a payment of $4.0 million to Netscape in July 1997, which is being amortized over the terms of these agreements to distribution license fees expense.

     The $29.3 million portion of the Cash Payment and valuation of the Warrants under the Netcenter Agreement not written off in the second quarter of 1998 will be amortized over the two-year term of the Netcenter Agreement. In the future, high traffic Web sites, Internet service providers, providers of Web browsers or other distribution channels could require cash payments or other types of consideration as compensation for listing or promoting the Excite Network, which could result in increased distribution license fees.

     General and Administrative. General and administrative expenses increased in absolute dollars from $2.3 million, or 244% of revenues for 1995, to $7.1 million, or 48% of revenues for 1996, and to $9.5 million, or 18% of revenues for 1997. The increase in absolute dollars was primarily due to increased personnel, professional service fees, provision for doubtful accounts and, in 1997, relocation to new facilities to support the Company's growth.

     Charge for Purchased In-Process Technology. The Company recognized a charge of $331,000 for 1995 related to the acquisition of City.Net Express ("City.Net"). The $3.5 million charge for purchased in-process technology in 1996 related to the WebCrawler Acquisition. The $2.3 million charge in 1997 related to the value of acquired in-process research and development that had not reached technological feasibility at the time of MatchLogic's formation in May 1997. See Notes 2 and 14 of Notes to Supplemental Consolidated Financial Statements. The Company anticipates that its general and administrative expenses will continue to increase in absolute dollars as the Company expands its administrative and executive staff, adds infrastructure and assimilates acquisitions of acquired technologies and businesses. In addition, the Company plans to continue to run MatchLogic as in independent subsidiary with its own administrative function.

     Other Merger and Acquisition Related Costs, including Amortization of Goodwill and Other Purchased Intangibles. Other merger and acquisition related costs, including amortization of goodwill and other purchased intangibles, totaled $3.1 million and $4.0 million for 1996 and 1997, respectively. The 1996 charge included approximately $2.2 million associated with the merger with McKinley, and approximately $769,000 related to the amortization of goodwill and other intangible assets resulting from the WebCrawler Acquisition and the acquisition of City.Net. In 1997, the Company incurred other merger and acquisition costs of $1.8 million resulting from the amortization of other WebCrawler intangible assets, $1.5 million from the Netbot merger and $700,000 from the amortization of other acquired intangible assets. There were no other merger and acquisition related costs for 1995.

     Interest Income (Expense) and Other. Interest income was $5,000, $1.4 million and $1.3 million for 1995, 1996 and 1997, respectively. The increase in 1996 reflected interest earned on investments from cash received from the Company's Series D Preferred Stock financing and its initial public offering. The decrease in 1997 was primarily the result of the use of cash received from the initial public offering to fund operations, offset in part by interest earned on the proceeds of approximately $38.4 million from the sale of Common Stock to Intuit in the second quarter of 1997. Interest expense increased from $50,000 for 1995 to $409,000 for 1996, and to $1.4 million for 1997. This increase was due primarily to increased expenses associated with an increased amount of capital lease obligations and bank borrowings.

     Equity Share of Losses of Affiliated Company. As of December 31, 1997, the Company held a 50% equity interest in Excite Japan. Excite's share of the losses of Excite Japan for 1997 was $477,000. See Notes 6 and 11 of Notes to Supplemental Consolidated Financial Statements.

  Income Taxes

     At December 31, 1997, the Company had federal and state net operating loss carryforwards of approximately $76.3 million and $53.4 million, respectively. The federal net operating loss carryforwards will expire beginning in 2009 through 2012, if not utilized. The state net operating loss carryforwards will expire at various dates beginning in 1999 through 2002. An ownership change, as defined in the Tax Reform Act of 1986, may restrict the utilization of carryforwards. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset due to the lack of earnings history of the Company. See Note 9 of Notes to Supplemental Consolidated Financial Statements.

YEAR 2000 IMPLICATIONS

     Many existing computer programs use only two digits to identify a year in the date field. These programs, which were developed without considering the impact of the upcoming change in the century, could fail or create erroneous results by or at the year 2000. The Company has reviewed its internal systems and programs, and believes its results of operations will not be materially adversely affected by year 2000 issues with respect thereto. However, the Company cannot be certain that its customers, vendors or financial services providers will not have year 2000 issues. Should such issues arise with any of these parties, there could be a material adverse effect on the Company's business, operating results and financial condition.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1997 the Company had $31.8 million in unrestricted cash, cash equivalents and short-term investments, an increase of $10.9 million from December 31, 1996. During the first quarter of 1998, the Company completed its merger with MatchLogic. This merger resulted in significant increases in headcount and overhead, as well as the assumption and payment of additional liabilities. The Company maintains its cash and cash equivalents in short-term and medium-term investment-grade interest-bearing securities until required for other purposes.

     In March 1997, the Company entered into a line of credit agreement for $6.0 million that will mature in June 1998. This line of credit bears interest at rates ranging from the bank's prime rate to prime plus .25% and is collateralized by a security interest in substantially all of the Company's assets. This line of credit agreement contains certain financial covenants, including minimum requirements for tangible net worth, quick ratio and accounts receivable balances, and prohibits the declaration and payment of cash dividends on capital stock without the prior written consent of the bank. As of December 31, 1997, the Company had outstanding borrowings against this line of credit of $6.0 million, and was in compliance with all financial covenants. The Company is currently in negotiations to renew this line of credit. The Company has obtained an additional line of credit with a bank allowing for borrowings of up to $3.0 million. As of December 31, 1997 the Company had no borrowings outstanding against this additional line of credit. This additional line is secured by certain assets of the Company, bears interest at the bank's prime rate plus 1%, and expires on December 1, 1998.

     The joint venture agreement with respect to Excite Japan obligates Excite and Itochu to make capital contributions in the aggregate amount of $10.0 million by March 31, 1999. In October 1997, the Company borrowed $5.0 million from Itochu under a convertible promissory note in order to fund its share of these capital contribution obligations. This note bears interest at the London InterBank Offered Rate plus 1% and is convertible into shares of the Company's Common Stock based upon the market value of the Common Stock at its maturity date in October 2002, or earlier in the event the Company desires to prepay such note.

     The Company's operating activities used cash of $4.7 million, $26.1 million and $35.5 million in 1995, 1996 and 1997, respectively. The increased use of cash in 1996 was primarily attributable to increased operating expenses and increases in accounts receivable and prepaid expenses, reduced in part by increases in accrued distribution license fees, accounts payable and other accrued liabilities. The increased use of cash in 1997 was primarily attributable to the payment of previously accrued expenses, including but not limited to payments to Netscape and to the Company's advertising agency for an advertising campaign launched during the fourth quarter of 1996, a $4.0 million license fee payment to Netscape in July 1997 (see Note 12 of the Notes to Supplemental Consolidated Financial Statements) and an increase in accounts receivable resulting from the sales of sponsorship advertising contracts, offset in part by a decrease in net losses and an increase in accrued liabilities. The Company has in the past, and may in the future, acquire businesses which result in significant increases in headcount and overhead, as well as the assumption and payment of additional liabilities, resulting in an increase in the use of cash to support operations.

     Investing activities used cash of $1.3 million, $19.4 million and $5.7 million in 1995, 1996, 1997, respectively. The 1996 increase was primarily attributable to net purchases of short-term investments as well as property and equipment from cash proceeds of the Company's initial public offering in April 1996. The decreased cash used in 1997 was primarily the result of cash being invested in cash equivalents rather than short-term investments and net sales of short-term investments, partially offset by increased purchases of property and equipment.

     Financing activities generated cash of $6.7 million, $48.7 million and $52.6 million in 1995, 1996 and 1997, respectively. Financing activities in 1996 primarily consisted of the sale of Redeemable Convertible Preferred Stock and debt securities totaling $12.3 million and the sale of the Company's Common Stock for net proceeds of $37.2 million, of which $35.4 million represented net proceeds from the Company's initial public offering. Financing activities in 1997 primarily consisted of a bank line of credit borrowing of $6.0 million, a convertible promissory note of $5.0 million, the sale of convertible preferred stock by an acquired company for net proceeds of $6.4 million, and the sale of Common Stock for net proceeds of $40.0 million, of which $38.4 million represented net proceeds from the sale of Common Stock to Intuit.

     The Company's principal commitments at December 31, 1997 consisted of obligations under operating leases, capital leases and other non-lease financings of $23.0 million, $7.0 million and $3.1 million, respectively, as well as bank and other borrowings. See Notes 4, 5, 6 and 15 of Notes to Supplemental Consolidated Financial Statements. In April 1998, the Company paid $50.0 million to Netscape as part of its cash prepayment obligations under the Netcenter Agreement, and the Company is obligated to pay Netscape an additional $20.0 million by June 30, 1998. The Company borrowed $50.0 million from Intuit in April 1998 to fund the $50.0 million payment to Netscape. The loan bears interest at 5.9% per annum and is due no later than October 30, 1998.

     To date, the Company has had limited international operations and its exposure to foreign currency exchange rate fluctuations has been minimal. The Company evaluates its foreign currency exchange rate exposure on an ongoing basis.

     Capital expenditures have been, and future expenditures are anticipated to be, primarily for facilities and equipment to support expansion of the Company's operations and management information systems. The Company expects that its capital expenditures will increase as its employee base grows. As of December 31, 1997, the Company did not have any material commitments for capital expenditures, although the Company anticipates that its planned purchases of capital equipment and leasehold improvements will require additional expenditures in 1998, a substantial portion of which is expected to be financed through equipment leases. At December 31, 1997, the Company had $2.2 million available on an equipment lease line, and the Company believes that additional lease financing will be available to it if necessary.

     The Company believes that its existing working capital balance and cash flows generated from advertising revenues, will be sufficient to meet its anticipated cash needs for working capital, capital expenditures and business expansion for at least the next 12 months. Thereafter, the Company may need to raise additional funds. The Company may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the shareholders of the Company will be reduced, shareholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of income and its components (revenue, expenses, gains, and losses) in a full set of general-purpose financial statements. The Company adopted SFAS No. 130 as of December 31, 1997 and has presented comprehensive income for all periods presented in the Statement of Shareholders' Equity.

     In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which changes the way public companies report information about operating segments. SFAS No. 131, which is based on the management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenue. The Company adopted SFAS No. 131 as of December 31, 1997. Previously reported information has been restated to reflect the addition of an operating segment resulting from the merger with MatchLogic. See Notes 10 and 14 of Notes to Supplemental Consolidated Financial Statements.